POWER OF ATTORNEY

I,  Lynn M. Anderson, the Assistant Secretary of Holiday
Stationstores, Inc., hereby authorize and designate each of Bruce M. Engler, W. Morgan Burns and Jonathan R.
Zimmerman, signing singly, as my true and lawful attorney-in-fact for Holiday Stationstores, Inc.
("Holiday") to:

(1) execute for and on behalf of Holiday, in its capacity as a greater than 10% shareholder of Gander Mountain
Company a Minnesota Corporation (the "Company"), Forms
3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder;

(2) do and perform any and all acts for and on behalf of Holiday which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the Securities and Exchange Commission, any stock exchange or similar authority, and the NASDAQ
Stock Market; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be to the benefit of Holiday, in Holiday's best interest, or legally required of Holiday, it being understood that the statements executed by such attorney-in-fact on Holiday's behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

Holiday hereby further grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as Holiday might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming to all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. Holiday hereby acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at its request, are not assuming, nor is the Company or any such attorney-in-fact's substitute or substitutes assuming, any of Holiday's responsibilities to comply with Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until Holiday is no longer required to file Forms 3, 4 and 5 with respect to its holdings of and transactions in securities issued by the Company, unless earlier revoked by Holiday in a signed writing delivered to the foregoing attorneys-in-fact. Notwithstanding the foregoing, if any such attorney-in-fact hereafter ceases to be a partner of Faegre & Benson LLP this Power of Attorney shall be automatically revoked solely as to such individual, immediately upon such cessation, without any further action on the Holiday's part.

Holiday hereby revokes all previous Powers of Attorney that have been granted by Holiday in connection with its reporting obligations under Section 16 of the Exchange Act with respect to the Holiday's holdings of and transactions in securities issued by the Company.

IN WITNESS WHEREOF, this Power of Attorney has been duly executed as of this 17th day of December, 2007.

HOLIDAY STATIONSTORES, INC.

/s/ Lynn M. Anderson, Assistant Secretary